As filed with the Securities and Exchange Commission on February 12, 2001.

                                                  Registration No. 333- ________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            ZIASUN TECHNOLOGIES, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

         NEVADA                                              84-1376402
------------------------------                              --------------------
State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

462 Stevens Avenue, Suite 106, Solana Beach, California     92075
-------------------------------------------------------     --------------------
(Address of principal executive offices)                    (Zip Code)


                   Consulting Agreement With The McKenna Group
                   -------------------------------------------
                            (Full Title of the Plan)

                                Allen D. Hardman
                                President and CEO
                          462 Stevens Avenue, Suite 106
                         Solana Beach, California 92075
                     --------------------------------------
                     (Name and Address of Agent For Service)

                                 (858) 350-4060
          -----------------------------------------------------------
          (Telephone Number, Including Area Code of Agent For Service)

                          Copies of Communications to:
                             George G. Chachas, Esq.
                                Wenthur & Chachas
                     4180 La Jolla Village Drive, Suite 500
                           La Jolla, California 92037
                                 (858) 457-3800

                         Calculation of Registration Fee

===========================================================================================================================
Title Of Securities To Be     Amount To Be        Proposed Maximum             Proposed Maximum           Amount Of
      Registered              Registered          Offering Price Per Share     Aggregate Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------------------------------
      Common Stock,
par value $0.001 per share      318,339 Shares         $1.156(1)               $368,000                   $92
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, (the "Securities Act"), and based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on January 23, 2001.

                                    PART II.
                                    --------

               Information Required in the Registration Statement
               --------------------------------------------------

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     ZiaSun Technologies, Inc., (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          (a) The Registrant's Registration Statement on Form 10-SB September 10, 1999, Commission file No. 000-27349, filed with the Commission on September 16, 1999, and all amendments thereto.

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("the Exchange Act") since September 30, 1999.

          (c) The Company has one class of securities authorized, consisting of 250,000,000 shares, $0.001 par value per share of common voting stock. The holders of the Company's common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. The shares of common stock do not carry cumulative voting rights in the election of directors. Shareholders of the Registrant have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

          (d) In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.
          -------------------------

     The terms, rights and provisions applicable to the Common Stock are set forth in the Registrant's Registration Statement No. 000-27349, on Form 10-SB, as amended, and the Registrant's Current Report on Form 8-K filed November 20, 2000, which are incorporated by reference into this Registration Statement pursuant to Item 3(c).

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     Not applicable.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     Under the Nevada Revised Statutes a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the Indemnified person shall have had no reason to believe the conduct committed was unlawful.

     The Registrant's Restated Articles of Incorporation (the "Restated Articles of Incorporation") provides that the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (the "NRS").

     The NRS specifically provide as follows:

     Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     Section 78.751 (4) of the NRS limits  indemnification under Sections 78.751
(1) and 78.751(2) to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Pursuant to Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his corporate role.

     Article VIII. of the Company's Bylaws restates the above-referenced indemnification provisions of the NRS. This right to indemnification continues as to persons who have ceased to be agents of the Company and inures to the benefit of such persons' heirs, executors and administrators.

     In addition, the Registrant has purchased insurance pursuant to which its directors and officers are insured against liability which they may incur in their capacity as such.

     It is the position of the Securities and Exchange Commission (the "Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See subparagraph (h) of Item 9 below.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------

     None. Not applicable.

Item 8.   Exhibits.
          --------

          Exhibit
          -------

          4.1 Restated Articles of Incorporation of the Registrant. (incorporated herein by reference to Exhibit 3.1(e) to the Registrant's Registration Statement on Form 10-SB, filed with the Commission on September 16, 1999 (Commission File No. 000-27349).

          4.2 Certificate of Amendment to the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(f) to the Registrant's current Report on Form 8-K, filed with the Commission on November 20, 2000.

          4.3  Restated  Bylaws  of  the  Registrant   (incorporated  herein  by
               reference to Exhibit 3.3 to to the Registrant's current Report on Form 8-K, filed with the Commission on November 20, 2000.

          5.1  Opinion of Wenthur & Chachas

          23.1 Consent of HJ & Associates, LLP

          23.2 Consent of Wenthur & Chachas (included in Exhibit 5.1).

          24.1 Power of Attorney (included on signature page).

Item 9.   Undertakings.
          ------------

     The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California on the date written below.

                                                  ZIASUN TECHNOLOGIES, INC.
                                                  A Nevada Corporation



Dated: January 31, 2001                           /S/ D. Scott Elder
                                                  -----------------------------
                                                  By:  D. Scott Elder
                                                  Its:  Chief Executive Officer



Dated: January 31, 2001                           /S/ Allen D. Hardman
                                                  -----------------------------
                                                  By:  Allen D. Hardman
                                                  Its:  President and COO


Dated: January 31, 2001                           /S/ Ross W. Jardine
                                                  -----------------------------
                                                  By:  Ross W. Jardine
                                                  Its:  Chief Financial Officer

                                POWER OF ATTORNEY
                                -----------------

KNOW ALL PERSONS BY THESE PRESENTS:

     That each person whose signature appears below constitutes and appoints Allen D. Hardman, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

        Signature                     Title                              Date
        ---------                     -----                              ----

/S/ D. Scott Elder
-------------------------                                       Janaury 31, 2001
    D. Scott Elder          Chief Executive Officer and
                            Chairman of the Board of Directors


/S/ Allen D. Hardman
-------------------------
    Allen D. Hardman        President, Chief Operating Officer  January 23, 2001
                            and Director


/S/ Ross W. Jardine
-------------------------
    Ross W. Jardine         Chief Financial Offer (Principal    January 31, 2001
                            Financial Officer) and Director

/S/ Hans Von Meiss
-------------------------   Director                            January 31, 2001
    Hans Von Meis

/S/ Christopher D. Outram
-------------------------   Director                            January 31, 2001
    Christopher D. Outram

                                  EXHIBIT INDEX
                                  -------------

     Exhibit                    Description
     -------                    -----------

     4.1 Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(e) to the Registrant's Registration Statement on Form 10-SB, filed with the Commission on September 16, 1999 (Commission File No. 000-27349).

     4.2 Certificate of Amendment to the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(f) to the Registrant's current Report on Form 8-K, filed with the Commission on November 20, 2000.

     4.3 Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.3 to to the Registrant's current Report on Form 8-K, filed with the Commission on November 20, 2000.

     5.1  Opinion of Wenthur & Chachas

     23.1 Consent of HJ & Associates, LLP

     23.2 Consent of Wenthur & Chachas (included in Exhibit 5.1).

     24.1 Power of Attorney (included on signature page).

                                  EXHIBIT 5.1
                                  -----------

                               OPINION OF COUNSEL

                        [LETTERHEAD OF WENTHUR & CHACHAS]

                                February 12, 2001

ZiaSun Technologies, Inc.
Board of Directors
462 Stevens Avenue
Suite 106
Solana Beach, CA 92075

Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by ZiaSun Technologies, Inc., a Nevada corporation

Dear Board of Directors:

     As counsel for ZiaSun Technologies, Inc., a Nevada corporation (the "Registrant" or the "Company"), and in connection with the issuance of 318,339 shares of the Company's common stock, $0.001 par value per share (the "Securities") for consulting services provided by The McKenna Group, pursuant to the terms embodied in that certain Venture Fund Agreement between the Registrant and The McKenna Group dated July 3, 2000, I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

     As you are aware, no services to be performed and billed to the Company which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities which are Registered on Form S-8. Further, as set forth in SEC Release No. 33-7646, while the Company may contract for consulting services with an entity that is not a natural person, the securities to be registered on Form S-8, must be issued to the a natural person or persons working for the consulting entity who provided bona fide services to the Company. In this regard it is my understanding that said shares will be issued to Geoff Mott, who is the Managing Director of the McKenna Group.

         In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to wit:

     1.   Articles of Incorporation and all restatements and amendments thereto;
     2.   By-laws and all restatements and amendments thereto;
     3.   Registration Statement on Form 10-SB, and all amendments thereto;

     4. Quarterly Reports on Form 10-QSB for the quarter ended September 30, 1999, as amended and March 31, 2000;

     5. The Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999; as amended, and all quarterly and period reports filed by the Company thereafter to date; and

     6. A copy of the Venture Fund Agreement between the Company and The McKenna Group.

Opinion of Counsel
Page 2
--------------------------------------------------------------------------------

     I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed SEC Release No. 33-7646 pertaining to the Final Rule of the Securities and Exchange Commission adopting amendments to Form S-8.

     Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities to be issued and registered will be natural persons and have provided bona fide services to the Company, and that none of the services performed by the recipients shall be or were be related in any way to "capital raising transactions."

     Based upon the foregoing and in reliance thereon, it is my opinion that the Securities to be issued for bona fide consulting services, will, upon their issuance and delivery to the recipients thereof, who are natural persons, be deemed duly and validly authorized, legally issued and fully paid and non-assessable. This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other party or under any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the Securities to be issued.

     Further, this opinion is limited to the corporate laws of the State of Nevada and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

     This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendment thereto; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent

                                                  Sincerely,



                                                  /S/ George G. Chachas
                                                  George G. Chachas
GGC:lp
encl.

                                  EXHIBIT 23.1
                                  ------------

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                      [LETTERHEAD OF HJ & ASSOCIATES, LLP]

                                January 26, 2001

ZiaSun Technologies, Inc.
Board of Directors
462 Stevens Avenue
Suite 106
Solana Beach, CA 92075

Ladies and Gentlemen:

     We hereby consent to the use of our report dated March 25, 2000, in the Form S-8 of ZiaSun Technologies, Inc., a Nevada corporation. We also consent to the use of our name as experts in the Form S-8.


/s/ HJ & Associates, LLP
HJ & Associates, LLP
(formerly Jones, Jensen & Company)
Certified Public Accountants